Grant Park Fund Weekly Commentary

For the Week Ended October 21, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Nov 2006 - Oct 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.6%	-2.3%	-10.4%	-8.7%	-4.1%	3.3%	3.8%	3.3%	12.5%	-16.4%	0.3	0.4
B**	0.5%	-2.3%	-10.8%	-9.2%	-4.7%	2.6%	N/A	2.6%	12.5%	-17.1%	0.3	0.3
Legacy 1***	0.6%	-2.1%	-8.7%	-6.7%	N/A	N/A	N/A	-2.5%	11.2%	-11.9%	-0.2	-0.3
Legacy 2***	0.6%	-2.2%	-9.1%	-7.2%	N/A	N/A	N/A	-2.9%	11.2%	-12.2%	-0.2	-0.3
Global 1***	0.6%	-2.0%	-9.0%	-7.7%	N/A	N/A	N/A	-4.2%	10.5%	-13.3%	-0.4	-0.5
Global 2***	0.5%	-2.0%	-9.2%	-8.0%	N/A	N/A	N/A	-4.5%	10.4%	-13.5%	-0.4	-0.5
Global 3***	0.5%	-2.1%	-10.6%	-9.6%	N/A	N/A	N/A	-6.3%	10.4%	-16.5%	-0.6	-0.7

S&P 500 Total Return Index****	1.1%	9.6%	0.1%	6.8%	11.0%	0.0%	3.6%	0.0%	18.8%	-50.9%	0.1	0.0
Barclays Capital U.S. Long Gov Index****	-0.4%	-4.5%	21.1%	15.1%	12.5%	9.3%	7.5%	9.3%	12.7%	-12.3%	0.8	1.3

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	46%					42%
Energy	13%	Short	Natural Gas	3.5%	Short	13%	Short	Natural Gas	3.3%	Short
			Gas Oil	2.3%	Long			Brent Crude Oil	2.5%	Long
Grains/Foods	17%	Short	Sugar	2.9%	Long	14%	Short	Sugar	2.5%	Long
			Wheat	2.5%	Short			Wheat	2.3%	Short
Metals	16%	Short	Copper	4.7%	Short	15%	Short	Copper	4.6%	Short
			Aluminum	4.1%	Short			Aluminum	3.8%	Short
FINANCIALS	54%					58%
Currencies	24%	Short $	Japanese Yen	3.5%	Long	24%	Short $	Japanese Yen	3.6%	Long
			British Pound	1.3%	Short			British Pound	1.3%	Short
Equities	13%	Long	Nasdaq	2.6%	Long	16%	Long	Nasdaq	3.4%	Long
			Hang Seng	1.9%	Short			S&P 500	1.9%	Long
Fixed Income	17%	Long	U.S. 2-Year Treasury Notes	2.7%	Long	18%	Long	U.S. 2-Year Treasury Notes	3.0%	Long
			Bunds	2.5%	Long			U.S. 5-Year Treasury Notes	2.6%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices registered modest profits as rallies in the U.S. equity markets prompted buying. Natural gas markets fell 2% due to selling by speculators forecasting an increase in U.S. inventories. Weak manufacturing data early also added to the decline in natural gas.

Grains/Foods

Wheat and corn prices moved higher as depressed inventories and weather concerns in the Midwest weighed on supply forecasts. Soybean prices fell nearly 5% following the release of data showing slow third-quarter growth in China, the world's largest soybean buyer. Sugar markets declined due to industry reports predicting global sugar output will outpace demand.

Metals

Gold and silver markets declined following news the French and German officials were nearing an agreement on a European rescue fund designed to aid the ailing Eurozone debt markets put pressure on safe haven demand. Base metals markets also fell, driven lower by fears concerning depressed demand from China following the recent release of weak Chinese growth data.

Currencies

The U.S. dollar declined against counterparts due to optimism surrounding the Eurozone debt markets and renewed speculation the Federal Reserve may impose further monetary easing to stimulate the sluggish U.S. economy. The Swiss franc strengthened on improved trade surplus data and strong consumer confidence data. In Asia, the Japanese yen moved higher as speculators believed the Bank of Japan would not intervene to devalue the currency in the near-term until the fate of the Eurozone debt markets becomes clearer.

Equities

North American equity markets finished higher, supported by bullish sentiment towards recent corporate earnings and optimism surrounding a new rescue deal in Europe. The Japanese Nikkei 225 Index posted losses due to liquidations caused by investors speculating that the strength in the yen would negatively affect Japan's export-dependent industries.

Fixed Income

U.S. debt markets rose as investors sought safe-haven investments due to uncertainty surrounding the outcome of this weekend's European summit. Reports showing weak U.S. housing data also played a role in driving fixed-income markets higher.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.